Exhibit 99.77C
                                                                 --------------


SUB-ITEM 77C:  Submission of matters to a vote of security holders


A special meeting of the shareholders of The Piedmont Select Value Fund ("Fund"), a series of The Piedmont Investment Trust ("Trust"), was held at the offices of NC Shareholder Services, LLC, in Rocky Mount, North Carolina, on Thursday, August 31, 2006, at 3:00 p.m. Eastern Time.

At this special meeting, the shareholders voted on the following two items:

(1) To approve an investment advisory agreement between the Trust, on behalf of the Fund, and Sheets, Smith & Associates, Inc.

         The shareholders of the Trust entitled to vote at the special meeting voted as follows on this item:

              Votes For                  Votes Against                 Abstain
              ---------                  -------------                 -------
            1,040,725.475                    0.000                     479.379



(2) To elect two nominees (Mr. Richard V. Fulp and Mr. Greg A. Christos) to serve as new members of the Board of Trustees of the Trust.

         The shareholders of the Trust entitled to vote at the special meeting voted as follows on this item:

              Votes For                  Votes Against                 Abstain
              ---------                  -------------                 -------
            1,041,204.854                    0.000                      0.000

         In addition to the two trustees mentioned above, Mr. David M. Clark, III currently serves as a member of the Board of Trustees of the Trust.